Exhibit 10.23

BPO Management Services 1200 - 330 Portage Ave. Winnipeg, MB R3C 0C4 Tel: 204.957.1885 Fax: 204.989-0317 www.adapsys.ca ISO 9001 Certified

February 28, 2007

James Buchanan
James Buchanan, Arlene Buchanan and
John Davidson as trustees to The Buchanan Family Trust
Arlene Buchanan
c/o Novus Imaging Solutions Inc.
1741 Wellington Avenue
Winnipeg, Manitoba
R3H 0G1

Attention: Mr. James Buchanan

Dear Jim:

Re:
Stock Purchase Agreement made September 22, 2006 between BPO Management Services, Inc. (“BPOMS” or the “Buyer”), Novus Imaging Solutions Inc. (“Company”) and the addressees of this letter (the “Sellers”) (the “Stock Purchase Agreement”)

This letter is in furtherance to our recent discussions regarding BPOMS’ progress in arranging financing for certain strategic acquisitions and the payments owing to you under the Stock Purchase Agreement. I have outlined to you the current status of the financing process and the anticipated closing. If you have any further questions in this regard, please let Patrick Dolan, Jim Cortens or me know.

Based on those discussions, we have agreed to extend the date for payments under the Stock Purchase Agreement. (Capitalized terms used in this letter which are not defined herein will have the same meanings as in the Stock Purchase Agreement.)

Accordingly, this letter will confirm that the Stock Purchase Agreement will be amended such that the $200,000 instalment of the Cash Purchase Price and the $767,073 instalment (which includes both the $500,000 portion of the Cash Purchase Price and the price increase of $267,073 to reflect the amount by which Current Assets exceeded Current Liabilities as of Closing) will be paid on the earlier of the date of completion of the Financing and April 30, 2007. All other terms of the Stock Purchase Agreement will remain the same, including the provision that interest at 9% per annum will continue to run on the $967,073 instalment from January 1, 2007.

To confirm your agreement with the foregoing, would you please sign and return a copy of this letter. Thank you for your cooperation.

Regards.

Brian Meyer

cc: John Davidson

ACCEPTED AND AGREED:

_____________________________________
James Buchanan on behalf of all Sellers